News
For Release: December 11, 2008
3:00 p.m. Eastern Time
Ellen J. Kullman leaves GM Board of Directors to focus on new role at DuPont
DETROIT – General Motors Corp. (NYSE: GM) announced today that Ellen J. Kullman, president of DuPont, has resigned from its Board of Directors effective December 11, 2008, to focus on her new responsibilities at DuPont. Mrs. Kullman will become chief executive officer of DuPont on January 1, 2009.
“I have been proud to serve on GM’s Board for four years,” Mrs. Kullman said. “GM has made important advancements across a number of fronts and I wish the GM team continued success as they work to overcome the current challenges.”
“I understand and respect Ellen’s need to focus on DuPont right now,” noted George M.C. Fisher, presiding director of GM’s Board. “She’s been a great Board member for GM, and we’ll miss her.”
Mrs. Kullman served on GM’s Audit Committee and Investment Funds Committee. There are no immediate plans to replace her on those committees.
About GM – General Motors Corp. (NYSE: GM), the world’s largest automaker, has been the annual global industry sales leader for 77 years. Founded in 1908, GM today employs about 252,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 34 countries. In 2007, nearly 9.37 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, Hummer, Opel, Pontiac, Saab, Saturn, Vauxhall and Wuling. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.
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Contacts:
Reneé Rashid-Merem
313-665-3128 (office)
313-701-8560 (cell)
renee.rashid-merem@gm.com
Tom Wilkinson
313-667-0366 (o)
313-378-6233 (c)
tom.wilkinson@gm.com